Tanger Factory Outlet Centers, Inc.

News Release

For Release:IMMEDIATE RELEASE
Contact:Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS SECOND QUARTER 2008 RESULTS
Adjusted Funds From Operations Increase 10.2%

Greensboro, NC, July 29, 2008, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended June 30, 2008 of $15.1 million, or $0.40 per share, as compared to FFO of $22.1 million, or $0.59 per share, for the three months ended June 30, 2007.  For the six months ended June 30, 2008, FFO was $37.9 million, or $1.01 per share, as compared to FFO of $43.5 million, or $1.16 per share, for the six months ended June 30, 2007.

FFO for the three and six months ended June 30, 2008 was impacted by a previously announced $8.9 million charge relating to the settlement of  $200 million in 10 year US Treasury locks, as well as a $406,000 prepayment premium associated with the early extinguishment of debt.  Excluding these two non-recurring charges, FFO for the second quarter and six months ended June 30, 2008 would have been $0.65 and $1.26 per share respectively, representing an increase of 10.2% for the three months ended June 30, 2008 and an increase of 8.6% for the six months ended June 30, 2008.

Net income available to common shareholders for the six months ended June 30, 2008 was $5.4 million or $0.17 per share, as compared to net income available to common shareholders of $6.9 million, or $0.22 per share, for the six months ended June 30, 2007.  For the three months ended June 30, 2008, the company reported a net loss available to common shareholders of $119,000, or zero earnings per share, compared to net income of $5.0 million, or $0.16 per share, for the second quarter of 2007.  Net income available to common shareholders for the three months and six months ended June 30, 2008 was also impacted by the non-recurring charges described above.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Second Quarter Highlights

•	Closed on a $235.0 million unsecured three year term loan with a rate of 160 basis points over LIBOR

•	Repaid last remaining mortgage loan with a principal balance of $170.7 million

•	19.8% average increase in base rental rates on 184,000 square feet of signed renewals during the second quarter of 2008, 18.3% increase year to date compared to 13.6% year to date in 2007

•	46.1% average increase in base rental rates on 124,000 square feet of re-leased space during the second quarter of 2008, 43.1% increase year to date compared to 40.1% year to date in 2007

•	96.2% occupancy rate for wholly-owned properties, up 1.0% from March 31, 2008

•	$340 per square foot in reported same-space tenant sales for the rolling twelve months ended June 30, 2008

•	3.9% increase in same center net operating income, 4.8% increase year to date

•	34.8% debt-to-total market capitalization ratio, compared to 31.7% last year

•	3.56 times interest coverage ratio for the three months ended June 30, 2008 compared to 3.24 times last year

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our results for the second quarter of 2008 were outstanding.  Our adjusted funds from operations per share increased 10.2%, while same center net operating income increased almost 4% during the second quarter”.

Portfolio Operating Results

During the second quarter of 2008, Tanger executed 79 leases, totaling 308,000 square feet within its wholly-owned properties.  Lease renewals during the second quarter of 2008 accounted for 184,000 square feet and generated a 19.8% increase in average base rental rates on a straight-line basis. Base rental increases on re-tenanted space during the second quarter averaged 46.1% on a straight-line basis and accounted for the remaining 124,000 square feet.  For the first six months of 2008, 984,000 square feet of renewals generated an 18.3% increase in average straight-line base rental rates, and represented approximately 73% of the square feet originally scheduled to expire during 2008.  Re-tenanted space during the first six months totaled 403,000 square feet and generated a 43.1% increase in average base rental rates on a straight-line basis.

Same center net operating income increased 3.9% for the second quarter of 2008 compared to an increase of 2.3% during the second quarter of 2007 and increased 4.8% for the first six months of 2008 compared to 2.7% for the first six months of 2007.  Reported tenant comparable sales per square foot for the rolling twelve months ended June 30, 2008 were $340 per square foot, up less than one percent compared to the twelve months ended June 30, 2007.  Sales for the three months ended June 30, 2008 were down 3.8% and were impacted by the shift in the Easter holiday season to the first quarter, the general weakness in the U.S. economy, as well as severe weather and flooding in the Midwestern United States during the second quarter of the year.

Investment and Other Activities

Tanger continues the development, construction and leasing of two previously announced sites located in Washington County, south of Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York.  The first phase of the Washington County center will total 370,000 square feet, with leases for approximately 81% of the first phase signed and an additional 5% under negotiation or out for signature.  The grand opening of this center is scheduled to occur on August 29, 2008.  The Washington County center is wholly owned by Tanger.

The company currently expects the Deer Park center will contain over 800,000 square feet upon final build-out.  Site work and construction continues on an initial phase of approximately 682,000 square feet.  The company has approximately 69% of the space in the initial phase signed and an additional 9% under negotiation or out for signature.  A grand opening celebration is currently scheduled for October 23, 2008.   The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Tanger has entered into purchase options on new development sites located in Mebane, North Carolina; Port St. Lucie, Florida; Irving, Texas and most recently in Phoenix, Arizona.  Tenant interest in these new locations remains high and Tanger is continuing with its predevelopment work at all four locations.

Financing Activities and Balance Sheet Summary

On June 11, 2008, Tanger closed on a $235.0 million unsecured three year term loan facility.  The facility bears interest at a spread over LIBOR of 160 basis points, with the spread adjusting over time, based upon the debt ratings of the company.  Tanger currently maintains investment grade ratings with Moody’s Investors Service (Baa3 stable) and Standard and Poor’s Ratings Services (BBB- positive).

In conjunction with the closing of the unsecured term loan facility discussed above, we settled interest rate lock protection agreements which were intended to fix the US Treasury index at an average rate of 4.62% for an aggregate amount of $200 million of new debt for 10 years from July 2008.  We originally entered into these agreements in 2005 in anticipation of a public debt offering during 2008, based on the 10 year US Treasury rate.  Upon the closing of the LIBOR based unsecured term loan facility, we determined the likelihood of such a US Treasury based debt offering to be not probable.  The settlement of the interest rate lock protection agreements, at a total cost of $8.9 million, was reflected as a loss on settlement of US treasury rate locks in our consolidated statements of operations and funds from operations.

On June 26, 2008 the company used proceeds from the term loan to repay its only remaining mortgage loan with a principal balance of approximately $170.7 million two weeks ahead of its optional prepayment date.  The $406,000 prepayment premium resulted from the lender’s requirement that interest be paid through the optional prepayment date of July 10, 2008.  As a result of the repayment of this mortgage, Tanger’s entire portfolio of wholly-owned properties is now unencumbered.  The remaining proceeds of approximately $62.8 million, net of closing costs, were applied against amounts outstanding on the company’s unsecured lines of credit and to settle the interest rate lock protection agreements discussed above.

On July 9, 2008, Tanger entered into an interest rate swap agreement, which effectively changes the floating rate of interest on $118.0 million of the unsecured three year term loan facility to a fixed rate of 5.21%.  The interest rate swap agreement expires on April 1, 2011.

As of June 30, 2008, Tanger had $762.1 million of debt outstanding, equating to a 34.8% debt-to-total market capitalization ratio.  Taking into consideration the interest rate swap transaction discussed above, as of June 30, 2008, 67.8% of Tanger’s debt was at fixed interest rates and the company had $128.3 million outstanding on its $325.0 million in available unsecured lines of credit.  During the second quarter of 2008, Tanger continued to maintain a strong interest coverage ratio of 3.56 times, compared to 3.24 times during the second quarter of last year.

2008 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income for 2008, excluding gains or losses on the sale of real estate, will be between $0.65 and $0.71 per share and its FFO for 2008 will be between $2.40 and $2.46 per share.  The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted net income available to common shareholders per share to estimated diluted FFO per share:
For the twelve months ended December 31, 2008:
	Low Range	High Range
Estimated diluted net income per share	$0.65	$0.71
Minority interest, gain/loss on the sale of real estate,
depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures	1.75	1.75
Estimated diluted FFO per share	$2.40	$2.46

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, July 30, 2008, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section.

A telephone replay of the call will be available from July 30, 2008 starting at 11:00 A.M. Eastern Time through August 12, 2008, by dialing 1-800-642-1687 (conference ID # 54104198).  Additionally, an online archive of the broadcast will also be available through August 12, 2008.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 29 outlet centers in 21 states coast to coast, totaling approximately 8.5 million square feet of gross leasable area.  Tanger also operates two outlet centers containing approximately 667,000 square feet in which it owns a 50% interest.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2008. For more information on Tanger Outlet Centers, visit the company’s web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Six months ended
	June 30,			June 30,
	2008		2007	2008		2007
	(unaudited)		(unaudited)	(unaudited)		(unaudited)
REVENUES
Base rentals (a)		$38,623	$36,318		$75,855	$71,407
Percentage rentals		1,120	1,662		2,298	3,129
Expense reimbursements		15,692	15,764		33,170	30,777
Other income		1,570	1,590		2,958	3,088
Total revenues		57,005	55,334		114,281	108,401

EXPENSES
Property operating		17,525	17,822		36,744	34,735
General and administrative		5,677	4,903		10,948	9,180
Depreciation and amortization		14,690	15,490		30,273	33,929
Total expenses		37,892	38,215		77,965	77,844
Operating income		19,113	17,119		36,316	30,557
Interest expense (b)		9,496	10,072		19,044	20,128
Loss on settlement of US treasury rate locks		8,910	---		8,910	---
Income before equity in earnings of
unconsolidated joint ventures, minority
Interest and discontinued operations		707	7,047		8,362	10,429
Equity in earnings of unconsolidated joint ventures		558	334		952	569
Minority interest in operating partnership		23	(982)		(1,065)	(1,346)
Income from continuing operations		1,288	6,399		8,249	9,652
Discontinued operations, net of minority interest (c)		---	26		---	54
Net income		1,288	6,425		8,249	9,706
Preferred share dividends		(1,407)	(1,407)		(2,813)	(2,813)
Net income (loss) available to common
shareholders		$(119)	$5,018		$5,436	$6,893

Basic earnings per common share:
Income (loss) from continuing operations	$	---	$.16		$.18	$.22
Net income (loss)	$	---	$.16		$.18	$.22

Diluted earnings per common share:
Income (loss) from continuing operations	$	---	$.16		$.17	$.22
Net income (loss)	$	---	$.16		$.17	$.22

Funds from operations available to
common shareholders (FFO)		$15,117	$22,146		$37,920	$43,457
FFO per common share – diluted		$.40	$.59		$1.01	$1.16

Summary of discontinued operations (c)
Income from discontinued operations	$	---	$31	$	---	$65
Minority interest in discontinued operations		---	(5)		---	(11)
Discontinued operations, net of minority interest	$	---	$26	$	---	$54

(a) Includes straight-line rent and market rent adjustments of $1,283 and $1,077 for the three months ended and $1,967 and $2,158 for the six months ended June 30, 2008 and 2007, respectively.
(b) Includes prepayment premium of $406 for the three and six months ended June 30, 2008 related to the repayment of our only remaining mortgage which had a principle balance of $170.7 million.
(c) In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, the results of operations for properties disposed of in which we have no significant continuing involvement have been reported above as discontinued operations for all periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$130,077	$130,075
Buildings, improvements and fixtures	1,130,536	1,104,459
Construction in progress	90,430	52,603
	1,351,043	1,287,137
Accumulated depreciation	(333,995)	(312,638)
Rental property, net	1,017,048	974,499
Cash and cash equivalents	1,088	2,412
Investments in unconsolidated joint ventures	11,667	10,695
Deferred charges, net	41,821	44,804
Other assets	28,097	27,870
Total assets	$1,099,721	$1,060,280

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $721 and
$759, respectively)	$398,779	$498,741
Unsecured term loan	235,000	---
Mortgages payable (including a debt premium of
$0 and $1,046, respectively)	---	173,724
Unsecured lines of credit	128,300	33,880
Total debt	762,079	706,345
Construction trade payables	28,393	23,813
Accounts payable and accrued expenses	34,831	47,185
Total liabilities	825,303	777,343

Commitments
Minority interest in operating partnership	32,102	33,733

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000
shares issued and outstanding at June 30, 2008
and December 31, 2007	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
31,619,721 and 31,329,241 shares issued and outstanding
at June 30, 2008 and December 31, 2007, respectively	316	313
Paid in capital	355,733	351,817
Distributions in excess of earnings	(189,458)	(171,625)
Accumulated other comprehensive income (loss)	725	(6,301)
Total shareholders’ equity	242,316	249,204
Total liabilities, minority interest and shareholders’
equity	$1,099,721	$1,060,280

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
FUNDS FROM OPERATIONS (a)
Net income	$1,288	$6,425	$8,249	$9,706
Adjusted for:
Minority interest in operating partnership	(23)	982	1,065	1,346
Minority interest, depreciation and amortization
attributable to discontinued operations	---	54	---	108
Depreciation and amortization uniquely significant to
real estate – consolidated	14,608	15,412	30,116	33,776
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	651	680	1,303	1,334
Funds from operations (FFO)	16,524	23,553	40,733	46,270
Preferred share dividends	(1,407)	(1,407)	(2,813)	(2,813)
Funds from operations available to common
shareholders	$15,117	$22,146	$37,920	$43,457
Funds from operations available to common
shareholders per share - diluted	$.40	$.59	$1.01	$1.16

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	31,068	30,824	31,024	30,784
Effect of exchangeable notes	223	381	223	381
Effect of outstanding options	155	215	162	231
Effect of unvested restricted share awards	102	127	120	141
Diluted weighted average common shares (for earnings
per share computations)	31,548	31,547	31,529	31,537
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
From operations per share computations)	37,615	37,614	37,596	37,604

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,453	8,354	8,453	8,354
Partially owned – unconsolidated	667	667	667	667
Managed	---	229	---	229

Outlet centers in operation -
Wholly owned	29	30	29	30
Partially owned – unconsolidated	2	2	2	2
Managed	---	2	---	2

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	96.2%	96.6%	96.2%	96.6%

(a) FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures.
(d) Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina for the 2007 period.